Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2017 RESULTS

•Net income attributable to Rayonier of $26.2 million ($0.20 per share) on revenues of $194.7 million

•	Operating income of $46.9 million and Adjusted EBITDA of $86.4 million

•	Year-to-date cash provided by operations of $128.3 million and cash available for distribution (CAD) of $97.0 million

•	Full-year 2017 guidance increased – net income attributable to Rayonier of $79 to $83 million; pro forma net income of $50 to $55 million; Adjusted EBITDA of $255 to $270 million
JACKSONVILLE, FL — August 2, 2017 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $26.2 million, or $0.20 per share, on revenues of $194.7 million. This compares to net income attributable to Rayonier of $109.8 million, or $0.89 per share, on revenues of $261.6 million in the prior year quarter. The prior year second quarter results included $0.6 million of costs related to shareholder litigation1 and $101.3 million of income from a Large Disposition.2 Excluding these items, pro forma net income3 was $9.1 million, or $0.07 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2017		June 30, 2016
	$	EPS	$	EPS

Revenues	$194.7		$261.6
Large Dispositions[2]	—		(129.5)
Pro forma revenues[3]	$194.7		$132.1

Net income attributable to Rayonier	$26.2	$0.20	$109.8	$0.89
Costs related to shareholder litigation[1]	—	—	0.6	0.01
Large Dispositions[2]	—	—	(101.3)	(0.83)
Pro forma net income[3]	$26.2	$0.20	$9.1	$0.07

Second quarter operating income was $46.9 million versus $121.6 million in the prior year period. The prior year second quarter operating income included $0.6 million of costs related to shareholder litigation1 and $101.3 million of income from a Large Disposition.2 Excluding these items, pro forma operating income3 was $20.9 million in the prior year period. Second quarter Adjusted EBITDA3 was $86.4 million versus $45.0 million in the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2017	2016	2017	2016	2017	2016
Southern Timber	$9.7	$11.1	$9.7	$11.1	$21.6	$21.7
Pacific Northwest Timber	(1.5)	1.1	(1.5)	1.1	5.5	4.8
New Zealand Timber	26.8	10.0	26.8	10.0	41.9	16.4
Real Estate	16.1	105.7	16.1	4.4	21.5	7.7
Trading	1.1	0.6	1.1	0.6	1.1	0.6
Corporate and other	(5.3)	(6.9)	(5.3)	(6.3)	(5.2)	(6.2)
Total	$46.9	$121.6	$46.9	$20.9	$86.4	$45.0

Year-to-date cash provided by operating activities was $128.3 million versus $77.0 million in the prior year period. Year-to-date cash available for distribution (CAD)3 of $97.0 million increased $39.8 million versus the prior year period primarily due to higher Adjusted EBITDA3 ($43.1 million) and lower cash interest paid ($0.4 million), partially offset by higher capital expenditures ($3.6 million) and higher cash taxes paid ($0.1 million).
“We are pleased to report solid results for the second quarter, reflective of the quality and diversity of our timberland and real estate portfolio,” said David Nunes, President and CEO. “Southern Timber results were relatively flat to the prior year quarter based on 15% higher harvest volumes offset by a 6% decrease in average stumpage prices and costs of $1.1 million related to the West Mims fire in Georgia and Florida. Pacific Northwest Timber results improved modestly based on 3% higher harvest volumes and a 10% increase in delivered sawtimber prices relative to the prior year quarter, largely due to strengthening domestic and export markets. New Zealand Timber results improved significantly versus the prior year quarter, driven by increases in export and domestic sawtimber prices of 16% and 11%, respectively, as well as non-strategic timberland sales of $24.3 million comprised of 9,646 productive acres. These timberland sales contributed net income attributable to Rayonier of $8.2 million, operating income of $14.8 million and Adjusted EBITDA3 of $23.8 million to the second quarter results. Real Estate results (excluding Large Dispositions2) also improved significantly over the prior year quarter due to higher volumes and higher average pricing.”
Southern Timber
Second quarter sales of $30.8 million increased $1.2 million, or 4%, versus the prior year period. Harvest volumes increased 15% to 1.36 million tons versus 1.18 million tons in the prior year period, primarily due to our recent acquisitions in Georgia and South Carolina. Average pine sawtimber stumpage prices decreased 5% to $25.66 per ton versus $27.00 per ton in the prior year period, while average pine pulpwood stumpage prices decreased 15% to $15.62 per ton versus $18.31 per ton in the prior year period. The decrease in average sawtimber and pulpwood prices was due to a combination of factors including salvage timber sales from the West Mims fire, lower demand for higher-value plylogs and overall price decreases from additional supply resulting from extended drought conditions. Overall, weighted-average stumpage prices (including hardwood) decreased 6% to $19.25 per ton versus $20.42 per ton in the prior year period. Operating income of $9.7 million decreased $1.4 million versus the prior year period due to lower weighted-average stumpage prices ($1.6 million), costs related to the West Mims fire ($1.1 million), higher franchise taxes ($0.3 million) and lower non-timber income ($0.9 million), which were partially offset by higher volumes ($2.1 million), lower depreciation ($0.1 million) and lower overhead and pension expense ($0.3 million).
Second quarter Adjusted EBITDA3 of $21.6 million was $0.1 million below the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Pacific Northwest Timber
Second quarter sales of $19.4 million increased $2.5 million, or 15%, versus the prior year period. Harvest volumes increased 3% to 275,000 tons versus 267,000 tons in the prior year period. Average delivered sawtimber prices increased 10% to $81.93 per ton versus $74.54 per ton in the prior year period, while average delivered pulpwood prices decreased 8% to $39.38 per ton versus $42.97 per ton in the prior year period. The increase in average sawtimber prices was due to stronger export and domestic sawtimber markets as well as a favorable species mix driven by our Menasha acquisition. The decrease in average pulpwood prices was due to an increase in volume from a lower-priced region. Operating loss of $1.5 million versus operating income of $1.1 million in the prior year period was primarily due to higher depletion rates resulting from our Menasha acquisition ($3.3 million), which were partially offset by higher prices ($0.3 million), higher volumes ($0.1 million), higher non-timber income ($0.2 million) and lower overhead and pension expense ($0.1 million).
Second quarter Adjusted EBITDA3 of $5.5 million was $0.7 million above the prior year period.
New Zealand Timber
Second quarter sales of $77.2 million (which included timberland sales of $24.3 million) increased $29.5 million, or 62%, versus the prior year period. Harvest volumes decreased 1% to 616,000 tons versus 621,000 tons in the prior year period. Average delivered prices for export sawtimber increased 16% to $111.05 per ton versus $96.11 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 11% to $79.04 per ton versus $71.37 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven by strong demand for construction materials and a modest rise in the NZ$/US$ exchange rate (US$0.70 per NZ$1.00 versus US$0.69 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 9% from the prior year period. Operating income of $26.8 million increased $16.8 million versus the prior year period due to higher prices ($4.0 million), favorable foreign exchange impacts ($0.6 million) and higher income from timberland sales ($14.8 million), which were partially offset by volume/mix changes ($1.2 million), lower carbon sales ($0.7 million), higher depreciation ($0.1 million) and higher forest management and overhead costs ($0.6 million).
Second quarter Adjusted EBITDA3 of $41.9 million was $25.5 million above the prior year period.
Real Estate
Second quarter sales of $25.6 million decreased $111.7 million versus the prior year period, while operating income of $16.1 million decreased $89.6 million versus the prior year period. The prior year second quarter sales and operating income included $129.5 million and $101.3 million, respectively, from Large Dispositions.2 Excluding Large Dispositions,2 pro forma sales3 of $25.6 million increased $17.8 million versus the prior year period, while pro forma operating income3 of $16.1 million increased $11.7 million versus the prior year period. Pro forma sales3 and pro forma operating income3 increased in the second quarter due to a higher number of acres sold (7,592 acres sold versus 2,918 acres sold in the prior year period) and a 28% increase in weighted-average prices ($3,411 per acre versus $2,664 per acre in the prior year period). The increase in pro forma operating income3 was partially offset by the prior year period receipt of a $4.0 million deferred payment with respect to a prior land sale.
Improved Development closings of $0.4 million in the second quarter consisted of our first sale in the Wildlight development, a 1.3-acre commercial site for approximately $324,000 per acre. Based on ongoing site development obligations, $0.1 million was recognized as revenue in the second quarter.
Unimproved Development sales of $2.5 million consisted of a 130-acre tract in St. John’s County, Florida for $19,195 per acre.
Rural sales of $5.5 million were comprised of 1,728 acres at an average price of $3,178 per acre. This compares to the prior year quarter of 2,666 acres at an average price of $2,711 per acre.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Non-strategic / Timberland sales of $17.5 million were comprised of 5,733 acres at an average price of $3,050 per acre, including a conservation sale of 1,994 acres in St. John’s County, Florida for $3,200 per acre as well as a timberland sale of 1,327 acres in Nassau County, Florida for $4,000 per acre. This compares to the prior year quarter of 252 acres at an average price of $2,161 per acre.
Second quarter Adjusted EBITDA3 of $21.5 million was $13.8 million above the prior year period.
Trading
Second quarter sales of $41.7 million increased $11.6 million versus the prior year period due to higher volumes and prices. Sales volumes increased 21% to 386,000 tons versus 320,000 tons in the prior year period due to increased volume from existing suppliers and stumpage blocks purchased from third-parties, coupled with improving export market demand. Average prices increased 15% to $108.06 per ton versus $93.69 per ton in the prior year period primarily due to stronger demand from China. Operating income of $1.1 million increased $0.5 million versus the prior year period.
Other Items
Second quarter corporate and other operating expenses of $5.3 million decreased $1.6 million versus the prior year period due to lower costs related to shareholder litigation1 ($0.6 million) and the prior year period transaction costs related to the Menasha acquisition ($1.2 million), which were partially offset by higher selling, general and administrative expenses ($0.2 million) due to increased benefit expenses.
Second quarter interest expense of $8.6 million increased $0.6 million versus the prior year period due to higher outstanding debt.
Second quarter income tax expense of $7.5 million increased $5.2 million versus the prior year period due to improved results from the New Zealand JV, which is the primary driver of income tax expense.
Outlook
“Based on our solid first half results, the timberland sale contribution from the New Zealand Timber segment, and our expectations for the balance of the year, we now anticipate full-year net income attributable to Rayonier of $79 to $83 million, pro forma net income $50 to $55 million, and Adjusted EBITDA of $255 to $270 million,” added Nunes. “In our Southern Timber segment, we expect harvest levels to be at the higher end of prior guidance based on our recent acquisitions, while near-term product pricing will continue to be impacted by additional fire salvage volume and changes in regional mix as our summer harvest shifts more heavily to the Gulf States region. In our Pacific Northwest Timber segment, we expect continued strength in sawtimber prices as export and domestic markets continue to improve. In our New Zealand Timber segment, we expect continued strong performance driven by sustained levels of demand in both domestic and export markets. In our Real Estate segment, following a strong second quarter, we expect relatively light closings in the third quarter followed by a strong fourth quarter. We are pleased to have completed our first closing in the Wildlight development and are encouraged by the growing interest in this project.”

225 Water Street, Jacksonville, FL 32202 904-357-9100

Conference Call
A conference call and live webcast will be held on Thursday, August 3, 2017 at 10:00 AM EDT to discuss these results.
Access to the live webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, August 10, 2017 by dialing 866-396-4184 (domestic) or 203-369-0510 (international), passcode: 8032017.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.
2“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
3Pro forma net income, pro forma revenues (sales), pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2017, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.90 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (430,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

225 Water Street, Jacksonville, FL 32202 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income,” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2017 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
SALES	$194.7	$186.5	$261.6	$381.2	$396.4
Costs and Expenses
Cost of sales	143.7	136.4	138.2	280.1	246.2
Selling and general expenses	10.2	9.6	11.3	19.8	21.0
Other operating income, net	(6.1)	(8.8)	(9.5)	(14.9)	(15.4)
OPERATING INCOME	46.9	49.3	121.6	96.2	144.6
Interest expense	(8.6)	(8.4)	(8.0)	(17.0)	(15.1)
Interest income and miscellaneous income (expense), net	—	0.5	0.3	0.4	(1.4)
INCOME BEFORE INCOME TAXES	38.3	41.4	113.9	79.6	128.1
Income tax expense	(7.5)	(6.3)	(2.3)	(13.7)	(1.5)
NET INCOME	30.8	35.1	111.6	65.9	126.6
Less: Net income attributable to noncontrolling interest	4.6	1.3	1.8	5.9	2.3
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$26.2	$33.8	$109.8	$60.0	$124.3
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.20	$0.27	$0.90	$0.48	$1.01
Diluted earnings per share attributable to Rayonier Inc.	$0.20	$0.27	$0.89	$0.47	$1.01

Pro forma net income (a)	$0.20	$0.05	$0.07	$0.26	$0.18

Weighted Average Common
Shares used for determining
Basic EPS	128,548,218	123,587,901	122,567,853	126,081,762	122,562,046
Diluted EPS	129,088,179	123,922,866	122,820,914	126,519,226	122,732,902
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2017 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$136.6	$85.9
Insurance settlement receivable	73.0	—
Assets held for sale	—	23.2
Other current assets	75.6	55.8
Timber and timberlands, net of depletion and amortization	2,509.5	2,291.0
Higher and better use timberlands and real estate development investments	74.9	70.4
Property, plant and equipment	31.1	23.1
Less - accumulated depreciation	(9.5)	(9.1)
Net property, plant and equipment	21.6	14.0
Restricted cash	11.7	71.7
Other assets	49.9	73.8
	$2,952.8	$2,685.8
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$31.5	$31.7
Insurance settlement payable	73.0	—
Other current liabilities	74.2	60.3
Long-term debt	1,033.6	1,030.2
Other non-current liabilities	72.4	66.7
Total Rayonier Inc. shareholders’ equity	1,571.8	1,411.7
Noncontrolling interest	96.3	85.2
Total shareholders’ equity	1,668.1	1,496.9
	$2,952.8	$2,685.8

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
June 30, 2017 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	212.0	—	5.8	217.8
Dividends ($1.00 per share)	—	—	(123.2)	—	—	(123.2)
Issuance of shares under incentive stock plans	179,743	1.6	—	—	—	1.6
Stock-based compensation	—	5.1	—	—	—	5.1
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(10,392)	(5.6)	—	34.4	5.8	34.6
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	60.0	—	5.9	65.9
Dividends ($0.50 per share)	—	—	(63.3)	—	—	(63.3)
Issuance of shares under incentive stock plans	243,360	3.2	—	—	—	3.2
Stock-based compensation	—	2.9	—	—	—	2.9
Issuance of shares under equity offering	5,750,000	152.4	—	—	—	152.4
Other (a)	(298)	—	(14.4)	19.3	5.2	10.1
Balance, June 30, 2017	128,897,430	$868.4	$683.2	$20.2	$96.3	$1,668.1

(a)
Primarily includes the cumulative-effect adjustment related to the adoption of ASU No. 2016-16, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2016 also include changes as a result of the recapitalization of the New Zealand JV.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2017 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2017	2016
Cash provided by operating activities:
Net income	$65.9	$126.6
Depreciation, depletion and amortization	67.9	51.7
Non-cash cost of land and improved development	7.4	5.8
Gain on sale of large disposition of timberlands	(28.2)	(101.3)
Other items to reconcile net income to cash provided by operating activities	23.1	6.0
Changes in working capital and other assets and liabilities	(7.8)	(11.8)
	128.3	77.0
Cash used for investing activities:
Capital expenditures	(29.8)	(26.2)
Real estate development investments	(5.6)	(3.0)
Purchase of timberlands	(237.2)	(276.6)
Assets purchased in business acquisition	—	(1.1)
Net proceeds from large disposition of timberlands	42.0	127.0
Change in restricted cash	59.9	18.0
Rayonier office building under construction	(5.6)	(1.2)
Other	1.0	(2.1)
	(175.3)	(165.2)
Cash provided by financing activities:
Net increase in debt	2.9	227.6
Dividends paid	(62.8)	(61.4)
Proceeds from the issuance of common shares under incentive stock plan	3.2	0.6
Proceeds from the issuance of common shares from equity offering	152.4	—
Repurchase of common shares made under repurchase program	—	(0.7)
Debt issuance costs	—	(0.8)
Other	—	(0.1)
	95.7	165.2
Effect of exchange rate changes on cash	2.0	0.9
Cash and cash equivalents:
Change in cash and cash equivalents	50.7	77.9
Balance, beginning of year	85.9	51.8
Balance, end of period	$136.6	$129.7

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2017 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Sales
Southern Timber	$30.8	$32.7	$29.6	$63.5	$74.4
Pacific Northwest Timber	19.4	24.8	16.9	44.2	36.2
New Zealand Timber	77.2	40.7	47.7	117.9	83.8
Real Estate	25.6	54.3	137.3	79.9	150.7
Trading	41.7	34.0	30.1	75.7	51.3
Total sales	$194.7	$186.5	$261.6	$381.2	$396.4

Pro forma sales (a)
Southern Timber	$30.8	$32.7	$29.6	$63.5	$74.4
Pacific Northwest Timber	19.4	24.8	16.9	44.2	36.2
New Zealand Timber	77.2	40.7	47.7	117.9	83.8
Real Estate	25.6	12.3	7.8	37.9	21.2
Trading	41.7	34.0	30.1	75.7	51.3
Pro forma sales	$194.7	$144.5	$132.1	$339.2	$266.9

Operating income (loss)
Southern Timber	$9.7	$13.9	$11.1	$23.6	$26.8
Pacific Northwest Timber	(1.5)	(0.9)	1.1	(2.4)	2.4
New Zealand Timber	26.8	10.3	10.0	37.1	14.8
Real Estate	16.1	29.7	105.7	45.8	109.9
Trading	1.1	1.1	0.6	2.2	1.0
Corporate and other	(5.3)	(4.8)	(6.9)	(10.1)	(10.3)
Operating income	$46.9	$49.3	$121.6	$96.2	$144.6

Pro forma operating income (loss) (a)
Southern Timber	$9.7	$13.9	$11.1	$23.6	$26.8
Pacific Northwest Timber	(1.5)	(0.9)	1.1	(2.4)	2.4
New Zealand Timber	26.8	10.3	10.0	37.1	14.8
Real Estate	16.1	1.5	4.4	17.6	8.6
Trading	1.1	1.1	0.6	2.2	1.0
Corporate and other	(5.3)	(4.1)	(6.3)	(9.4)	(10.5)
Pro forma operating income	$46.9	$21.8	$20.9	$68.7	$43.1

Adjusted EBITDA (a)
Southern Timber	$21.6	$26.4	$21.7	$48.0	$53.9
Pacific Northwest Timber	5.5	9.3	4.8	14.9	10.7
New Zealand Timber	41.9	15.7	16.4	57.7	27.9
Real Estate	21.5	8.6	7.7	30.1	17.4
Trading	1.1	1.1	0.6	2.2	1.0
Corporate and other	(5.2)	(4.0)	(6.2)	(9.2)	(10.3)
Adjusted EBITDA	$86.4	$57.1	$45.0	$143.7	$100.6

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2017 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2017	2016
Cash Provided by Operating Activities	$128.3	$77.0
Working capital and other balance sheet changes	(1.5)	6.4
Capital expenditures (a)	(29.8)	(26.2)
Cash Available for Distribution (b)	$97.0	$57.2

Net income	$65.9	$126.6
Interest, net and miscellaneous income	16.3	16.5
Income tax expense	13.7	1.5
Depreciation, depletion and amortization	67.9	51.7
Non-cash cost of land and improved development	7.4	5.8
Costs related to shareholder litigation (c)	0.7	1.0
Gain on foreign currency derivatives (d)	—	(1.2)
Large Dispositions (e)	(28.2)	(101.3)
Adjusted EBITDA	$143.7	$100.6
Cash interest paid (f)	(16.5)	(16.9)
Cash taxes paid	(0.4)	(0.3)
Capital expenditures (a)	(29.8)	(26.2)
Cash Available for Distribution (b)	$97.0	$57.2

Cash Available for Distribution (b)	$97.0	$57.2
Real estate development investments	(5.6)	(3.0)
Cash Available for Distribution after real estate development investments	$91.4	$54.2

F

PRO FORMA SALES (g)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
June 30, 2017
Sales	$30.8	$19.4	$77.2	$25.6	$41.7	$194.7
Large Dispositions (e)	—	—	—	—	—	—
Pro forma sales	$30.8	$19.4	$77.2	$25.6	$41.7	$194.7

March 31, 2017
Sales	$32.7	$24.8	$40.7	$54.3	$34.0	$186.5
Large Dispositions (e)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$32.7	$24.8	$40.7	$12.3	$34.0	$144.5

June 30, 2016
Sales	$29.6	$16.9	$47.7	$137.3	$30.1	$261.6
Large Dispositions (e)	—	—	—	(129.5)	—	(129.5)
Pro forma sales	$29.6	$16.9	$47.7	$7.8	$30.1	$132.1

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
June 30, 2017
Sales	$63.5	$44.2	$117.9	$79.9	$75.7	$381.2
Large Dispositions (e)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$63.5	$44.2	$117.9	$37.9	$75.7	$339.2

June 30, 2016
Sales	$74.4	$36.2	$83.8	$150.7	$51.3	$396.4
Large Dispositions (e)	—	—	—	(129.5)	—	(129.5)
Pro forma sales	$74.4	$36.2	$83.8	$21.2	$51.3	$266.9

PRO FORMA NET INCOME (h):

	Three Months Ended						Six Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016		June 30, 2017		June 30, 2016
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$26.2	$0.20	$33.8	$0.27	$109.8	$0.89	$60.0	$0.47	$124.3	$1.01
Costs related to shareholder litigation (c)	—	—	0.7	0.01	0.6	0.01	0.7	0.01	1.0	0.01
Gain on foreign currency derivatives (d)	—	—	—	—	—	—	—	—	(1.2)	(0.01)
Large Dispositions (e)	—	—	(28.2)	(0.23)	(101.3)	(0.83)	(28.2)	(0.22)	(101.3)	(0.83)
Pro forma net income	$26.2	$0.20	$6.3	$0.05	$9.1	$0.07	$32.5	$0.26	$22.8	$0.18

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (i)(j):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2017
Operating income (loss)	$9.7	($1.5)	$26.8	$16.1	$1.1	($5.3)	$46.9
Non-operating expense	—	—	(0.4)	—	—	—	(0.4)
Depreciation, depletion and amortization	11.9	7.0	15.5	2.6	—	0.1	37.1
Non-cash cost of land and improved development	—	—	—	2.8	—	—	2.8
Adjusted EBITDA	$21.6	$5.5	$41.9	$21.5	$1.1	($5.2)	$86.4

March 31, 2017
Operating income (loss)	$13.9	($0.9)	$10.3	$29.7	$1.1	($4.8)	$49.3
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (e)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$13.9	($0.9)	$10.3	$1.5	$1.1	($4.1)	$21.8
Depreciation, depletion and amortization	12.5	10.2	5.4	2.6	—	0.1	30.8
Non-cash cost of land and improved development	—	—	—	4.5	—	—	4.5
Adjusted EBITDA	$26.4	$9.3	$15.7	$8.6	$1.1	($4.0)	$57.1

June 30, 2016
Operating income (loss)	$11.1	$1.1	$10.0	$105.7	$0.6	($6.9)	$121.6
Costs related to shareholder litigation (c)	—	—	—	—	—	0.6	0.6
Large Dispositions (e)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$11.1	$1.1	$10.0	$4.4	$0.6	($6.3)	$20.9
Depreciation, depletion and amortization	10.6	3.7	6.4	1.6	—	0.1	22.4
Non-cash cost of land and improved development	—	—	—	1.7	—	—	1.7
Adjusted EBITDA	$21.7	$4.8	$16.4	$7.7	$0.6	($6.2)	$45.0

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2017
Operating income (loss)	$23.6	($2.4)	$37.1	$45.8	$2.2	($10.1)	$96.2
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (e)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$23.6	($2.4)	$37.1	$17.6	$2.2	($9.4)	$68.7
Non-operating expense	—	—	(0.3)	—	—	—	(0.3)
Depreciation, depletion and amortization	24.4	17.3	20.8	5.2	—	0.2	67.9
Non-cash cost of land and improved development	—	—	0.1	7.3	—	—	7.4
Adjusted EBITDA	$48.0	$14.9	$57.7	$30.1	$2.2	($9.2)	$143.7

June 30, 2016
Operating income (loss)	$26.8	$2.4	$14.8	$109.9	$1.0	($10.3)	$144.6
Costs related to shareholder litigation (c)	—	—	—	—	—	1.0	1.0
Gain on foreign currency derivatives (d)	—	—	—	—	—	(1.2)	(1.2)
Large Dispositions (e)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$26.8	$2.4	$14.8	$8.6	$1.0	($10.5)	$43.1
Depreciation, depletion and amortization	27.1	8.3	11.3	4.8	—	0.2	51.7
Non-cash cost of land and improved development	—	—	1.8	4.0	—	—	5.8
Adjusted EBITDA	$53.9	$10.7	$27.9	$17.4	$1.0	($10.3)	$100.6

F

ADJUSTED EBITDA GUIDANCE (j):
	2017
	Guidance			Prior Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$89.9	-	$95.4	$72.5	-	$78.5
Less: Net income attributable to noncontrolling interest	(11.0)	-	(12.0)	(6.5)	-	(7.0)
Net income attributable to Rayonier Inc.	$78.9	-	$83.4	$66.0	-	$71.5
Less: Costs related to shareholder litigation (c)	(0.7)	-	(0.7)	—	-	—
Less: Large Dispositions (e)	(28.2)	-	(28.2)	(27.0)	-	(27.0)
Pro forma net income (h)	$50.0	-	$54.5	$39.0	-	$44.5

Interest, net	34.0	-	34.0	33.0	-	33.2
Income tax expense (benefit)	19.0	-	20.5	10.5	-	11.3
Depreciation, depletion and amortization	127.0	-	131.0	116.0	-	124.0
Non-cash cost of land and improved development	14.0	-	18.0	15.0	-	20.0
Net income attributable to noncontrolling interest	11.0	-	12.0	6.5	-	7.0
Adjusted EBITDA (j)	$255.0	-	$270.0	$220.0	-	$240.0

(a)
Capital expenditures exclude timberland acquisitions of $237.2 million and $276.6 million and spending on the Rayonier office building of $5.6 million and $1.2 million during the six months ended June 30, 2017 and June 30, 2016, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.

(d)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(e)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively. In April 2016, the Company completed a disposition of approximately 55,000 acres of timberland located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively.

(f)	Cash interest paid is presented net of patronage refunds received of $3.0 million and $0.4 million for the six months ended June 30, 2017 and June 30, 2016, respectively.

(g)
Pro forma revenues (sales) is defined as revenues (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(h)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(i)
Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(j)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F